Exhibit 99.3

Investors:

Lisa Ciota: (630) 824-1983

Media:

Steve Carlson: (630) 824-1783

SUNCOKE ENERGY PARTNERS, L.P. INCREASES QUARTERLY CASH DISTRIBUTION NEARLY 6 PERCENT

LISLE, Ill. (April 20, 2015) – The SunCoke Energy Partners, L.P. (NYSE: SXCP) Board of Directors today declared a first quarter 2015 cash distribution of $0.5715 per limited partnership unit payable on May 29, 2015, to unitholders of record on May 15, 2015. The distribution is approximately 6 percent higher than SXCP’s fourth quarter 2014 cash distribution and represents the eighth consecutive quarterly increase. On an annualized basis, the first quarter rate amounts to $2.286 per unit, an increase of 39 percent relative to the $1.65 rate established when SXCP went public in January 2013.

“We started the year projecting a 2 percent increase in cash distributions per unit in each quarter in 2015 and today’s 6 percent increase reflects our confidence in our business model and financial performance,” said Fritz Henderson, Chairman and Chief Executive Officer of SunCoke Energy Partners, L.P. “Since our IPO in January 2013, we have posted consistently solid operating results underpinned by secure, long-term contracts with minimal commodity risk. Given the seasoning of our master limited partnership and track record of performance and distribution growth, we’ve adjusted our targeted cash distribution coverage from 1.15 to 1.10, a level we believe is prudent given our business model and support from our sponsor. On this basis, we expect the annualized distribution rate to improve by $0.08 per unit and we plan to exit 2015 with an annualized distribution rate of $2.42. These increases are supported by the performance of our existing assets and could potentially grow further from future dropdowns and third-party M&A.”

UPCOMING EVENTS

SunCoke Energy Partners, L.P. plans to issue first quarter 2015 earnings before market opens and host an investor conference call at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Thursday, April 23, 2015. This conference call will be webcast live and archived for replay in the Investor Relations section of www.sxcpartners.com. Investors may participate on this call by dialing 1-800-446-2782 in the U.S. or 1-847-413-3235 if outside the U.S.; confirmation code 39310600.

We plan to participate in the following conferences:

•	Sanford C. Bernstein & Co.’s Industrials and Basic Materials Summit, May 8, in New York City

•	2015 MLP Investor Conference held by the National Association of Publicly Traded Partnerships (NAPTP), May 21-22, in Orlando, Fla.

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly traded master limited partnership that manufactures high-quality coke used in the blast furnace production of steel and provides coal handling

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services to the coke, steel and power industries. In our cokemaking business, we utilize an innovative heat-recovery technology that captures excess heat for steam or electrical power generation and have long-term take-or-pay coke contracts that pass through commodity and certain operating costs. Our coal handling terminals have the collective capacity to blend and transload more than 30 million tons of coal each year and are strategically located to reach key U.S. ports in the Gulf Coast, East Coast and Great Lakes. SXCP’s General Partner is a wholly owned subsidiary of SunCoke Energy, Inc. (NYSE: SXC), which has more than 50 years of cokemaking experience serving the integrated steel industry. To learn more about SunCoke Energy Partners, L.P., visit our website at www.sxcpartners.com.

NOTICE

This statement is intended to serve as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d) given by a publicly traded partnership for the nominee to be treated as a withholding agent. Please note that SunCoke Energy Partners, L.P.’s quarterly cash distributions are treated as partnership distributions for federal income tax purposes and that 100 percent of these distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of SunCoke Energy Partners, L.P.’s distributions to a nominee on behalf of foreign investors are subject to federal income tax withholding at the highest marginal tax rate for individuals or corporations, as applicable. Nominees, and not SunCoke Energy Partners, L.P., are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements.” Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXCP) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to, domestic and international economic, political, business, operational, competitive, regulatory, and/or market factors affecting SXCP, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXCP; and changes in tax, environmental and other laws and regulations applicable to SXCP’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXCP management, and upon assumptions by SXCP concerning

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future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXCP does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

SXCP has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXCP. For information concerning these factors, see SXCP’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXCP’s website at www.sxcpartners.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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